Exhibit 99.1

FOR IMMEDIATE RELEASE

U.S. Contacts:

The Abernathy MacGregor Group  Tel: 212-371-5999
Carina Thate
Jason Thompson

U.K. Contacts:

The Maitland Consultancy  Tel: 44 20 7379 5151
Brian Hudspith

Investor Contact:

Aspen Insurance Holdings Limited  Tel: 441-295-8201
Julian Cusack, Chief Financial Officer

ASPEN INSURANCE HOLDINGS LIMITED REPORTS FOURTH QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

•	Net income of $54.5 million for fourth quarter 2003 and $152.1 million for full year 2003

•	Fourth quarter 2003 combined ratio 79%; full year 2003 combined ratio 78%

HAMILTON, BERMUDA, February 20, 2004 — Aspen Insurance Holdings Limited (NYSE: AHL) today reported net income of $54.5 million, or $0.88 per diluted share, for the three months ended December 31, 2003 and net income of $152.1 million, or $2.56 per diluted share, for the year ended December 31, 2003.

Gross written premiums were $145.0 million for the fourth quarter 2003 and $1.3 billion for the full year 2003.

The combined ratio was 79% for the fourth quarter 2003 and 78% for the full year 2003.

Chris O'Kane, chief executive officer, said, "All of our businesses produced excellent results in 2003, resulting in an operating return on equity (1) of 16% for the year and 23% for the quarter. Our strong performance demonstrates that we are succeeding in establishing Aspen as a highly focused leader in key reinsurance and insurance lines. Our financial strength, diverse operating platform and our sophisticated risk selection criteria position us to achieve continued growth in 2004."

Net investment income was $12.9 million for the fourth quarter 2003 and $29.6 million for the full year 2003.

The Company reports separately on its reinsurance and insurance operations. Gross written premiums for the reinsurance segment were $62.3 million for the fourth quarter 2003 and $1.0 billion for the full year 2003. The reinsurance operations reported a combined ratio of 80% for the fourth quarter 2003 and 79% for the full year 2003. Gross written premiums for the insurance segment were $82.7 million for the fourth quarter 2003 and $304.9 million for the full year 2003. The insurance operations reported a combined ratio of 77% for the fourth quarter 2003 and 77% for the full year 2003.

Shareholders' equity increased from $878.1 million at December 31, 2002 to $1.3 billion at December 31, 2003, including $246.4 million attributable to the issue of new shares and $7.5 million attributable to share-based compensation.

Earnings conference call

Aspen will hold a conference call today to discuss its fourth quarter and full year 2003 financial results today, February 20th at 10:00 AM (EST). Investors may participate in the live conference call by dialing 800-473-6123 (toll-free domestic) or 973-582-2706 (international); passcode: 4524907. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for two days via the telephone starting approximately two hours following the call on February 20, 2004, and can be accessed at 877-519-4471 (toll-free domestic) or 973-341-3080 (international); passcode: 4524907.

In addition, a financial supplement relating to the Company's financial results for the fourth quarter and full year 2003 is available in the Investor Relations section of the Company's website at www.aspen.bm.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and surplus lines insurance in the United States. Aspen's operations are conducted through its wholly-owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited, Aspen Insurance Limited and Aspen Specialty Insurance Company. Aspen's reinsurance segment consists of property reinsurance, casualty reinsurance and specialty reinsurance lines of business. Aspen's insurance segment consists of commercial property insurance and commercial liability insurance lines of business. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity. For more information about Aspen, please visit the Company's website at www.aspen.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release may contain, and Aspen may from time-to-time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan,' "believe," "project," "anticipate," "seek," "will," "project," "estimate," "may," "continue," and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not limited to: the impact of acts of terrorism and acts of war and related legislations; the possibility of greater frequency or severity of or unanticipated losses from natural or man-made catastrophes; the effectiveness of the Company's loss limitation methods; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the loss of key personnel; a decline in the operating subsidiaries' ratings with Standard & Poor's, A.M. Best or Moody's; changes in general economic conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; decrease in demand for the Company's insurance or reinsurance products and cyclical downturn of the industry; and changes in governmental regulation or tax laws in the jurisdictions where the Company conducts business. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Aspen's registration statement on Form F-1, filed with the U.S. Securities and Exchange Commission in connection with the Company's initial public offering. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Summary of Results – Consolidated Income Statement

(in US$ millions)

	Three Months Ended		Twelve Months Ended	Period Ended
	December 31		December 31
	2003	2002	2003	2002
UNDERWRITING REVENUES
Gross premiums written	145.0	77.0	1,306.8	374.8
Premiums ceded	(13.3)	2.6	(214.0)	(62.2)
Net premiums written	131.7	79.6	1,092.8	312.6
Change in unearned premiums	141.6	(11.0)	(280.5)	(192.3)
Net premiums earned	273.3	68.6	812.3	120.3
UNDERWRITING EXPENSES
Losses and loss expenses	(152.0)	(41.4)	(428.4)	(76.9)
Acquisition expenses	(40.0)	(13.3)	(152.3)	(21.1)
General and administrative expenses	(24.8)	(6.6)	(53.3)	(8.7)
Total Underwriting Expenses	(216.8)	(61.3)	(634.0)	(106.7)
Underwriting Income	56.5	7.3	178.3	13.6
OTHER OPERATING REVENUE
Net investment income	12.9	5.3	29.6	8.5
Interest expense	(0.4)	0.0	(0.4)	0.0
Other income (expense)	(0.1)	0.4	0.0	0.4
Total other operating revenue	12.4	5.7	29.2	8.9
OPERATING INCOME BEFORE TAX (2)	68.9	13.0	207.5	22.5
OTHER
Net exchange gains (losses)	1.5	(0.2)	1.5	12.7
Net realized investment gains (losses)	(0.6)	0.1	(2.4)	(0.1)
INCOME BEFORE INCOME TAX	69.8	12.9	206.6	35.1
Income taxes / credits	(15.3)	0.2	(54.5)	(6.5)
NET INCOME AFTER TAX	54.5	13.1	152.1	28.6
Components of Net Income (after tax)
Operating income (2)	53.8	9.4	152.7	16.0
Net realized investment gains (losses)	(0.4)	0.0	(1.7)	(0.1)
Net realized exchange gains	1.1	3.7	1.1	12.7
NET INCOME AFTER TAX	54.5	13.1	152.1	28.6
PER SHARE AND SHARES DATA (in US$)
Basic earnings per share
Net income (as reported)	0.90	0.34	2.63	0.89
Operating income (as reported) (2)	0.89	0.24	2.64	0.50
Diluted earnings per share
Net income (as reported)	0.88	0.34	2.56	0.89
Operating income (as reported) (2)	0.87	0.24	2.57	0.50

Weighted average common shares outstanding (in millions)	60.4	38.9	57.8	32.0
Weighted average common shares outstanding and dilutive potential common shares (in millions)	62.1	38.9	59.5	32.0

Consolidated Balance Sheet

(in US$ millions)

	December 31, 2003	December 31, 2002
ASSETS
Investments
Fixed Maturities	1,048.1	87.3
Short term investments	568.2	835.1
Total Investments	1,616.3	922.4
Cash and cash equivalents	230.8	9.6
Reinsurance Recoverables
Unpaid losses	43.6	12.5
Ceded unearned premiums	48.9	18.9
Receivables
Underwriting premiums	496.5	214.5
Other	40.8	0.8
Deferred policy acquisition costs	94.6	31.0
Office properties and equipment	0.4	0.1
Intangible assets	6.6	2.0
Total Assets	2,578.5	1,211.8
LIABILITIES
Insurance Reserves
Losses and loss adjustment expenses	525.8	93.9
Unearned premiums	572.4	215.7
Total insurance reserves	1,098.2	309.6
Payables
Reinsurance premiums	59.9	2.1
Accrued expenses and other payables	81.7	22.0
Bank debt	40.0	–
Total Liabilities	1,279.8	333.7
SHAREHOLDERS' EQUITY
Ordinary shares	1,090.8	836.9
Retained earnings	180.7	28.6
Accumulated other comprehensive income, net of taxes	27.2	12.6
Total shareholders' equity	1,298.7	878.1
Total Liabilities and Shareholders' Equity	2,578.5	1,211.8
Book value per share	18.7	15.4
Diluted book value per share (treasury stock method) (3)	18.3	15.4

Summarized Cash Flow

(in US$ millions)

	Year ended December 31, 2003	Period from incorporation on May 23, 2002 to December 31, 2002
Net cash from operating activities	636.6	78.1
Net cash from investing activities	(703.3)	(917.4)
Net cash from financing activities	286.4	836.9
Effect of exchange rate movements on cash and cash equivalents	1.5	12.0
Increase in cash and cash equivalents:
Cash at beginning of the period	9.6
Cash at end of the period	230.8	9.6

Non-GAAP Financial Measures

In presenting the Company's results, management has included and discussed certain "non-GAAP financial measures", as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from Aspen's website at www.aspen.bm.

(1)    Annualized Operating Return on Average Equity (ROAE) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using 1) operating income, as defined and reconciled below and 2) excludes from average equity, the average after tax unrealized appreciation or depreciation on investments and the average after tax unrealized foreign exchange gains or losses. Unrealized appreciation (depreciation) on investments is primarily the result of interest rate movements and the resultant impact on fixed income securities, and unrealized appreciation (depreciation) is the result of exchange rate movements between the US dollar and the British pound. Such appreciation (depreciation) is not related to management actions or operational performance, nor is it likely to be realized. Therefore the Company believes that excluding this unrealized appreciation (depreciation) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. Average equity is calculated as the arithmetic average on a monthly basis for the stated periods.

The Company presents ROAE as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

(2)   Operating income is a non-GAAP financial measure. Operating income is an internal performance measure used by the Company in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses.

The Company excludes after tax net realized capital gains or losses and after-tax net foreign exchange gains or losses from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company's results of operations in a manner similar to how management analyzes the Company's underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 21 of the company's financial supplement for a reconciliation of operating income to net income. The company's financial supplement can be obtained from Aspen's website at www.aspen.bm.

(3)   Diluted book value per share is a non-GAAP financial measure. The Company has included diluted book value per share because it takes into account the effect of dilutive securities; therefore, the Company believes it is a better measure of calculating shareholder returns than book value per share. Please see page 21 of the company's financial supplement for a reconciliation of diluted book value per share to basic book value per share. The company's financial supplement can be obtained from Aspen's website at www.aspen.bm.

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